Exhibit 4.11



                  CONSULTING SERVICES AGREEMENT


     This Consulting Services Agreement (the "Agreement") is made as of October 1, 2002, by and between Glen E. Greenfelder
     Jr., an individual, and CareDecision Corporation, a Nevada corporation.

     Greenfelder has expertise and experience in corporate governance, and CareDecision Corporation is to provide enhanced information technology (IT) for physicians at the point of clinical decision. CareDecision Corporation desires to obtain the benefit of Greenfelder's knowledge, expertise and experience in connection with establishing appropriate programs for CareDecision Corporation. Greenfelder is willing to render certain consulting and management services to CareDecision Corporation on the terms, and subject to the conditions, set forth in this Agreement.

     In consideration of the premises and the mutual agreements set forth in this Agreement, the parties agree as follows:

     1. CONSULTING SERVICES. During the term of this Agreement, which shall be from October 1, 2002 through December 15, 2002, Greenfelder shall consult with and advice CareDecision
        Corporation in connection with any and all matters relating to CareDecision Corporation, as CareDecision Corporation may reasonably request. Without limiting the scope of the foregoing, Greenfelder's services shall include:


     (a) To the extent practicable such services shall be furnished only at such time and places as are mutually satisfactory to the Company and Consultant; and

     (b)  Consultant shall not be called upon to devote more than
          (100) hours in performing such services and shall not be required to perform any services hereunder while Consultant is on vacation or suffering from an illness.


     Greenfelder shall report to CareDecision Corporation president, solely.


     CareDecision Corporation acknowledges that Greenfelder may currently be providing services to other entities similar to the services being provided pursuant to this Agreement and may, as a part of this normal business, perform services and functions similar to such services for other parties in the future, and that Greenfelder may utilize such facilities, equipment and personnel to perform such services and functions for such other parties as he uses to perform such services for CareDecision Corporation. Greenfelder's performance of the services described in this Agreement is not intended to be a full time endeavor.


/1/


     2. SUPPORT.   During the term of this Agreement, CareDecision
        Corporation shall make available to Greenfelder, in connection with his performance of consulting services under this Agreement, reasonable access to CareDecision Corporation's business records and other management staff.

     3. CONSULTING FEE; EXPENSES. Greenfelder's fee for the consulting services rendered pursuant to this Agreement shall be 1,500,000 shares of free trading stock in CareDecision
        Corporation. These shares shall be deliverable on or before December 20, 2002.

     All reasonable travel expenses incurred by Greenfelder during the term of this Agreement in connection with his performance of consulting services under this Agreement (including, without limitation, transportation, lodging and meals, shall be paid by CareDecision Corporation promptly upon Greenfelder's presentation of documentation of such expenses, pre-approved, to CareDecision Corporation.

     As an independent contractor, Greenfelder shall not participate in, nor be eligible under, any of CareDecision
     Corporation's employee benefit plans.

     4. RELATIONSHIP OF PARTIES. Greenfelder is and shall be deemed to be an independent contractor (and not an employee of CareDecision Corporation) with respect to the services rendered by him under this Agreement. CareDecision Corporation shall not have the right to, supervise or control the manner in which Greenfelder performs his duties under this Agreement nor will it require his compliance with detailed orders or instructions. No formal schedule of duties is contemplated by this Agreement and Greenfelder will have no established office hours. Greenfelder may determine the reasonable time and place of the performance of his services; provided, Greenfelder will be expected to meet with CareDecision Corporation management at mutually convenient scheduled times on an as needed basis by mutual agreement of the parties. No agency relationship is created by this Agreement, and neither party shall have the right by reason of this Agreement to act for or bind the other party in any manner, except as expressly provided for in his Agreement.

     5. CONFIDENTIALITY.  Greenfelder acknowledges and agrees that
        (a) the protection of Confidential Information is essential to the integrity of CareDecision Corporation's business relationships with its customers and suppliers; and (b) Greenfelder' disclosure or improper and unauthorized use of Confidential Information would harm CareDecision Corporation and its relationships with its customers, suppliers and others. Accordingly, as a further inducement to CareDecision Corporation to enter into, and perform its obligations under, this Agreement, Greenfelder shall maintain the confidentiality of Confidential Information and shall not, without CareDecision Corporation's prior written consent, directly or indirectly use, disclose or disseminate to any other person or entity, or otherwise employ, for personal benefit or otherwise, any Confidential Information.

INWITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


               By   /s/ Glen E. Greenfelder, Jr.
                    ----------------------------
                    Glen E. Greenfelder Jr.
                    Consultant


               By   /s/ Robert Cox
                    ----------------------------
                    Robert Cox, President
                    CareDecision Corporation
                    A Nevada Corporation


/2/